Registration No. 333-283061

Registration No. 333-181435

Registration No. 333-150674

Registration No. 333-48967

Registration No. 333-03265

Registration No. 033-57261

Registration No. 033-53585

As filed with the Securities and Exchange Commission on May 7, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-283061

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-181435

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-150674

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-48967

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-03265

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-57261

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-53585

UNDER THE SECURITIES ACT OF 1933

DELUXE CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-0216800
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

801 S. Marquette Ave.

Minneapolis, Minnesota 55402

(Address of principal executive offices,

including zip code)

RUBINETTI INDUCEMENT AWARD

DELUXE CORPORATION 2012 LONG-TERM INCENTIVE PLAN

DELUXE CORPORATION 2008 STOCK INCENTIVE PLAN

1998 DELUXESHARES PLAN

DELUXE CORPORATION STOCK INCENTIVE PLAN

EMPLOYEES' STOCK PURCHASE PLAN

DELUXE CORPORATION STOCK INCENTIVE PLAN

(Full title of the plan)

Jeffrey L. Cotter

SVP, Chief Administrative Officer and General Counsel

Deluxe Corporation

801 Marquette Avenue South

Minneapolis, Minnesota 55402

(651) 483-7111

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Deluxe Corporation, a Minnesota corporation (the “Registrant”), is filing these post-effective amendments (the “Post-Effective Amendments”) with the Securities and Exchange Commission (the “SEC”) to deregister any and all shares of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), previously registered but otherwise unsold or otherwise unissued under the following registration statements on Form S-8 (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•	Registration Statement No. 333-283061, filed by the Registrant with the SEC on November 7, 2024, which registered an aggregate of 41,144 shares of Common Stock issuable pursuant to an inducement award of 41,144 restricted stock units subject to time-based vesting which were granted by the Registrant to John Rubinetti on August 15, 2024, as inducement to accept employment as the Senior Vice President and President, B2B of the Registrant;

•	Registration Statement No. 333-181435, filed by the Registrant with the SEC on May 15, 2012, which registered an aggregate of 5,000,000 shares of Common Stock issuable under the Deluxe Corporation 2012 Long-Term Incentive Plan;

•	Registration Statement No. 333-150674, filed by the Registrant with the SEC on May 6, 2008, which registered an aggregate of 4,000,000 shares of Common Stock issuable under the Deluxe Corporation 2008 Stock Incentive Plan;

•	Registration Statement No. 333-48967, filed by the Registrant with the SEC on March 31, 1998, which registered an aggregate of 1,800,000 shares of Common Stock issuable under the 1998 DeluxeShares Plan;

•	Registration Statement No. 333-03265, filed by the Registrant with the SEC on May 7, 1996, which registered an aggregate of 4,000,000 shares of Common Stock issuable under the Deluxe Corporation Stock Incentive Plan;

•	Registration Statement No. 033-57261, filed by the Registrant with the SEC on January 12, 1995, which registered an aggregate of 5,000,000 shares of Common Stock issuable under the Employees’ Stock Purchase Plan; and

•	Registration Statement No. 033-53585, filed by the Registrant with the SEC on May 11, 1994, which registered an aggregate of 3,000,000 shares of Common Stock issuable under the Deluxe Corporation Stock Incentive Plan.

For the avoidance of doubt, the Registrant is not registering any additional shares of Common Stock pursuant to the plans referenced above. These Post-Effective Amendments to the Registration Statements described above are being filed to deregister all shares of Common Stock and, as applicable, plan interests that were previously registered under the Registration Statements and remain unsold or otherwise unissued under the applicable plans referenced above. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 7, 2026.

DELUXE CORPORATION

By:	/s/ Jeffrey L. Cotter
Jeffrey L. Cotter
Senior Vice President, Chief Administrative Officer and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 7, 2026.

Signature	Title

/s/ Barry C. McCarthy	President and Chief Executive Officer and Director
Barry C. McCarthy	(Principal Executive Officer)

/s/ William C. Zint	Senior Vice President, Chief Financial Officer
William C. Zint	(Principal Financial Officer)

/s/ Llewellyn Kelly Moyer	Vice President, Chief Accounting Officer
Llewellyn Kelly Moyer	(Principal Accounting Officer)

/s/ Angela L. Brown	Director
Angela L. Brown

/s/ Michelle T. Collins	Director
Michelle T. Collins

/s/ Hugh S. Cummins III	Director
Hugh S. Cummins III

/s/ Paul R. Garcia	Director
Paul R. Garcia

/s/ Thomas J. Reddin	Director
Thomas J. Reddin

/s/ Morgan M. Schuessler, Jr.	Director
Morgan M. Schuessler, Jr.

/s/ John L. Stauch	Director
John L. Stauch

/s/ Telisa L. Yancy	Director
Telisa L. Yancy